UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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ON ASSIGNMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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26651 West Agoura Road
Calabasas, California 91302

April 29, 2005

Dear Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the 2005 Annual Meeting of Stockholders of On Assignment, Inc. on Thursday, June 9, 2005, at 10:00 a.m. local time, at our corporate headquarters located at 26651 West Agoura Road, Calabasas, California 91302.

The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Annual Meeting, we have enclosed a proxy card by which you can direct the voting of your shares. Please sign and promptly return the enclosed proxy card whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in On Assignment, Inc. and look forward to seeing you at the Annual Meeting.

Sincerely,

Peter T. Dameris
President and Chief Executive Officer

26651 West Agoura Road
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 9, 2005

The 2005 Annual Meeting of Stockholders of On Assignment, Inc. will be held on Thursday, June 9, 2005, at 10:00 a.m. local time, at our corporate headquarters located at 26651 West Agoura Road, Calabasas, California 91302, for the purpose of considering and voting upon:

1.                the election of two directors for three-year terms to expire at our 2008 Annual Meeting;

2.                the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.                such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on April 14, 2005, are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Any stockholder of record attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

By Order of the Board of Directors,

Michael J. Holtzman
Secretary
April 29, 2005
Calabasas, California

2005 PROXY STATEMENT

i

On Assignment, Inc.
26651 West Agoura Road
Calabasas, California 91302

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held
Thursday, June 9, 2005

We are providing these proxy materials in connection with the solicitation by the Board of Directors of On Assignment, Inc. of proxies to be voted at On Assignment’s 2005 Annual Meeting of Stockholders to be held on Thursday, June 9, 2005, or at any adjournment thereof. This Proxy Statement, the proxy card and On Assignment, Inc.’s Annual Report to Stockholders will be mailed to each stockholder entitled to vote commencing on or about May 2, 2005.

General Information About the Annual Meeting and Voting

Who is soliciting my vote?

The Board of Directors (the “Board”) of On Assignment, Inc. is soliciting your vote at the 2005 Annual Meeting of Stockholders.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•       the election of two directors for three-year terms; and

•       the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 fiscal year.

If any other matters are properly submitted for consideration at the Annual Meeting or any adjournment thereof, the persons named as proxies shall vote the shares represented thereby in their discretion.

Who may vote at the Annual Meeting?

The Board has set April 14, 2005, as the record date for the Annual Meeting. If you were the owner of shares of On Assignment, Inc. common stock at the close of business on April 14, 2005, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•       held directly in your name with our transfer agent as a “holder of record”; and

•       held for you in an account with a broker, bank or other nominee (shares held in “street name”).

A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 26651 West Agoura Road, Calabasas, California 91302, and at the time and place of the Annual Meeting.

How many shares must be present to hold the meeting?

A majority of On Assignment’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. On the record date, there were 25,324,841 shares of On Assignment common stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•       are present and vote in person at the Annual Meeting; or

•       have properly submitted a proxy card prior to the Annual Meeting.

How many votes are required to approve each item?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors.

The ratification of the appointment of the independent accountants requires the “FOR” vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for the director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of our independent accountants. If you withhold authority to vote with respect to any nominees, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of those nominees. If you abstain from voting on a proposal, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting, and the abstention will have the same effect as a vote against that proposal. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominees put forth by the Board and “FOR” the appointment of Deloitte & Touche LLP as our independent accountants.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent accountants.

How do I vote my shares without attending the Annual Meeting?

Whether you hold shares directly or in “street name,” you may direct your vote without attending the Annual Meeting. If you are a stockholder of record, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

For shares held in “street name,” you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the Annual Meeting.

If you choose to vote in person at the Annual Meeting:

•       If you are a stockholder of record, you may vote by the ballot to be provided at the Annual Meeting; or

•       If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

•       submitting a properly signed proxy card with a later date;

•       delivering to the Secretary of On Assignment a written notice of revocation bearing a later date than the proxy card; or

•       voting in person at the Annual Meeting.

Will my shares be voted if I don’t provide my card and don’t attend the Annual Meeting?

If you do not provide a proxy card or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors and the ratification of Deloitte & Touche LLP as our independent accountants for 2005 are considered routine matters.

Proposal One—Election of Directors

The Bylaws of On Assignment provide that our Board shall be comprised of not less than four nor more than seven directors, with the exact number to be fixed by the Board. The Board has fixed the authorized number of directors at six. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting, one class of directors is elected for a three-year term.

At this year’s Annual Meeting, two directors will be elected to serve until our 2008 Annual Meeting or until their successors are elected and qualified. Peter T. Dameris and Jonathan S. Holman, each of whom currently serves as a director, have been nominated to stand for election. Unless otherwise instructed by stockholders, the persons named as proxies will vote the proxies received by them “FOR” the election of

Messrs. Dameris and Holman. Messrs. Dameris and Holman have consented to serve if elected, but if they are unable or unwilling to serve, the persons named as proxies may exercise their discretion to vote for substitute nominees.

Approval of Proposal One

The nominees receiving the highest number of “FOR” votes cast will be elected as directors. The Board unanimously recommends that the stockholders vote “FOR” the election of their nominees.

Nominee for Election with Terms Ending in 2008

Set forth below is certain information regarding On Assignment’s director nominees, including the age, term of office as director and business experience of each nominee.

Peter T. Dameris, 45, was appointed our Chief Executive Officer and President as of September 28, 2004, and has served on the Board since December 10, 2004. Prior to such appointment, Mr. Dameris had been Executive Vice President and Chief Operating Officer of On Assignment since November 2003. From February 2001 through October 2002, Mr. Dameris served as Executive Vice President and Chief Operating Officer of Quanta Services, Inc., a publicly-held provider of specialized contracting services for the electric and gas utility, cable and telecommunications industries. From December 1994 through September 2000, Mr. Dameris served in a number of different positions at Metamor Worldwide, Inc., then an international, publicly-traded IT consulting/staffing company. Mr. Dameris’ positions at Metamor Worldwide included Chairman of the Board, President and Chief Executive Officer, Executive Vice President, General Counsel, Senior Vice President and Secretary. In June 2000, Mr. Dameris successfully negotiated the sale of Metamor Worldwide for $1.9 billion. Mr. Dameris is a member of the Board of Directors of Bindview Corporation, a publicly-traded provider of information technology management and security software. Mr. Dameris holds a Juris Doctorate from the University of Texas Law School and a Bachelor’s in Business Administration from Southern Methodist University

Jonathan S. Holman, 59, has served as a director since March 1994. Mr. Holman is the founder and since 1981 has been the President of The Holman Group, Inc., an executive search firm.

Continuing Directors

Set forth below is certain information regarding On Assignment’s continuing directors including the age, term of office as director and business experience of each director.

Terms Ending in 2006

Jeremy M. Jones, 63, has served as a director since May 1995 and was appointed Chairman of the Board in February 2003. Mr. Jones has served as an investor and business development consultant since February 1998. Mr. Jones has also served as Chairman of the Board of Byram Healthcare Centers since February 1999 and Lifecare Solutions, Inc. since July 2003. From 1995 through January 1998, Mr. Jones was Chief Executive Officer and Chairman of the Board of Apria Healthcare Group, Inc., a home healthcare services provider. From 1991 to 1995, Mr. Jones was Chief Executive Officer and Chairman of the Board of Homedco Group, Inc., a home healthcare services company that was merged into Apria Healthcare Group, Inc. in 1995. Mr. Jones was a director of US Labs, from November 2003 through February 2005.

Teresa A. Hopp, 45, has served as a director since June 2003. Ms. Hopp served as Chief Financial Officer from 1999 to 2001 and Vice President of Finance from 1998 to 1999 of Western Digital Corporation. From 1981 through 1998 Ms. Hopp was employed by Ernst & Young LLP, where she served as an audit partner.

Term Ending in 2007

Senator William E. Brock, 74, has served as a director since April 1996. Senator Brock is the founder and since October 1995 has served as the Chairman of Bridges Learning Systems, a firm specializing in the servicing and delivery of learning development systems to public schools. Senator Brock has also served as Chairman of the Board of Intellectual Development Systems, Inc., a provider of education services from 1996 to 2004. Senator Brock is the founder and from 1994 to 1996 was the Chief Executive Officer of The Brock Offices, a consulting firm specializing in education and trade issues. From 1988 to 1994, Senator Brock was the Chairman of The Brock Group, a firm specializing in international trade, investment and human resources. From 1988 to 1991, he served as Chairman of the National Endowment for Democracy, an organization he helped found. Senator Brock served in President Reagan’s cabinet as Secretary of Labor from 1985 to 1987 and as the United States Trade Representative from 1981 to 1985. From 1977 to 1981, Senator Brock served as National Chairman of the Republican Party. From 1970 to 1976, he was a member of the U.S. Senate, and from 1962 to 1970, he was a member of the U.S. House of Representatives.

Elliott Ettenberg, 58, has served as a director since February 2002. Since 1998 Mr. Ettenberg has served as the Chairman and Chief Executive Officer of Customer Strategies Worldwide, Inc., a marketing consultancy firm operating out of New York. From December 1996 to December 1998, Mr. Ettenberg was the Chairman and Chief Executive Officer of Bozell Retail Worldwide, an advertising company owned by Interpublic Group. From 1977 to 1996, Mr. Ettenberg was Chairman and Executive Officer of Prism Communications Limited, a technology company specializing in implementing high-tech solutions for businesses.

Independent Directors

The Board consists of six members, a majority of which are deemed by the Board to be “independent directors” under the current listing standards of the Nasdaq Stock Market. Our independent directors are Ms. Hopp, Senator Brock and Messrs. Ettenberg, Holman and Jones. The Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board discussed information provided by the directors and management with regard to the business and personal activities of each director as they may relate to On Assignment and members of management. There are no family relationships among our executive officers or directors.

Board Committees and Meetings

The Board held 12 meetings during the fiscal year ended December 31, 2004. The Board has a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and a Stock Option Committee.

Compensation Committee.   The Compensation Committee consists of three directors, Senator Brock, Mr. Jones and Mr. Holman, who serves as chairman of the committee. The Compensation Committee held 11 meetings during 2004 and acted by written consent on 5 occasions. The Compensation Committee reviews our general compensation policies, sets the compensation levels for our executive officers and administers our Restated 1987 Stock Option Plan and Employee Stock Purchase Plan.

Audit Committee.   The Audit Committee consists of three directors, Mr. Holman, Mr. Jones and Ms. Hopp, who serves as chairperson of the committee. The Audit Committee held eight meetings during 2004. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of On Assignment’s independent accountants. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of (a) the quality and integrity of our financial statements and our financial reporting and disclosure practices; (b) our systems of internal controls regarding finance and accounting compliance; (c) the independence and performance of our outside accountants; and (d) our ethical compliance programs. The Audit Committee also performs the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the Nasdaq Stock Market.

Rules recently adopted by the Nasdaq Stock Market and the Securities and Exchange Commission (the “SEC”) impose strict independence requirements for all members of the Audit Committee. In addition to meeting the Nasdaq Stock Market’s tests for director independence generally, directors on audit committees must meet two additional criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. Second, an audit committee member may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. The Board has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by the Nasdaq Stock Market. The Board has determined that Ms. Hopp is an audit committee financial expert, as that term is defined under the SEC rules.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee consists of three directors, Ms. Hopp, Mr. Ettenberg and Mr. Jones, who serves as chairman of the committee. The Nominating and Corporate Governance Committee evaluates director nominee candidates and makes recommendations to the Board of Directors with respect to the nomination of individuals for election to the Board of Directors and to serve as committee members. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Nasdaq Stock Market rules requiring members of nominating committees to be independent. The Nominating and Corporate Governance Committee was formed by the Board in February 2004 and held one meeting during 2004. The Nominating and Corporate Governance Committee recommended the nominations of each of the nominees for election at this year’s Annual Meeting.

The Nominating and Corporate Governance Committee charter, and the corporate governance guidelines established by the Nominating and Corporate Governance Committee, set forth certain criteria for the committee to consider in evaluating potential director nominees. In considering potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Qualifications considered by the Nominating and Corporate Governance Committee vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. Qualifications used to evaluate a candidate include personal and professional ethics and integrity, sound judgment, the ability to make independent analytical inquiries, a willingness and ability to devote adequate time and resources to diligently perform the duties of a director, and relevant business experience and acumen. When selecting a candidate, the Nominating and Corporate Governance Committee also considers additional factors such as whether the person possesses specific industry expertise, whether the candidate is familiar with general issues affecting our business and whether the person would qualify as an audit committee financial expert or an independent director.

The Nominating and Corporate Governance Committee relies primarily on recommendations from its members, other directors, the Chief Executive Officer or Chairman of the Company and third parties, including professional recruiting firms. In 2004, no professional recruiting firms or consultants were needed and, accordingly, no fees were paid in this regard to professional recruiting firms or consultants in 2004. Existing directors being considered for re-nomination will be evaluated based on their performance as directors to ensure that they continue to meet the qualifications above.

The Nominating and Corporate Governance Committee will also consider timely written suggestions from our stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2006 Annual Meeting should mail their suggestions to On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302, Attn: Secretary. Suggestions must be received by the Secretary of On Assignment no later than December 31, 2005. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated. There were no director candidates put forward by shareholders for consideration at the Annual Meeting.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are posted on the Investor Relations—Corporate Governance page of our website at http://www.onassignment.com. You may also obtain a copy of any of these documents without charge by writing to: On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302, Attn: Secretary.

Stock Option Committee.   The Stock Option Committee consists of one director, Mr. Dameris, who replaced Dr. Peterson as of December 10, 2004. The Stock Option Committee acted by written consent on eight occasions during 2004. The Stock Option Committee has been delegated limited authority to grant stock options to eligible individuals who are not executive officers or directors.

No currently serving director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the Committees of the Board on which he or she served during 2004. Our independent directors regularly meet as a group in executive session outside of the presence of management. As is the case with all regularly scheduled meetings of the Board and its Committees, all of On Assignment’s directors are expected to attend our Annual Meetings of Stockholders in person. All of our current directors who were serving on our Board as of June 15, 2004 attended our 2004 Annual Meeting of Stockholders.

Communicating with the Board

We invite stockholders and other interested parties to communicate any concerns they may have about On Assignment directly and confidentially with either the Chairman of the Board or the non-management directors as a group by writing to the attention of either the Chairman of the Board of Directors or the Non-Management Directors at On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302. Any such communication will be forwarded unopened to Jeremy Jones, Chairman of the Board.

Ethics

On Assignment has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of On Assignment. It complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. More importantly, it reflects On Assignment’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of On Assignment’s Code of Business Conduct and Ethics can be found on the Investor Relations—Corporate Governance page of our website at http://www.onassignment.com. You may also obtain a copy of any of this document without charge by writing to: On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302, Attn: Secretary.

Director Compensation

Each non-officer director receives the following fees for services as a director: an annual cash retainer of $15,000 payable quarterly in arrears; $2,000 per regularly scheduled Board meeting attended in person or by telephone; $500 per special telephonic Board meeting; $1,000 per committee meeting, if held separately and attended in person or $500 if attended by telephone. In addition, we reimburse all non-officer directors for their reasonable expenses incurred in attending Board or committee meetings. Mr. Jones receives a $45,000 annual retainer, payable quarterly in arrears, in connection with his services as Chairman of the Board and Ms. Hopp receives a $20,000 annual retainer, payable quarterly in arrears, in connection with her services as Chairperson of the Audit Committee. We paid Senator Brock $31,500, Mr. Ettenberg $28,500, Mr. Holman $35,000, Mr. Jones $65,500 and Ms. Hopp $34,250, in addition to expense reimbursement, for services as directors during 2004.

Each new, non-employee director receives an option to purchase 18,000 shares of our common stock upon first joining the Board. We did not have any new non-employee directors join during 2004. Each non-employee director also receives an annual grant of a fully vested stock option to purchase 9,000 shares of our common stock. In 2004, the five non-employee directors serving on the Board as of the date of our 2004 Annual Meeting of Stockholders received a fully-vested stock option to purchase 9,000 shares of common stock at an exercise price of $5.28 per share, the closing price of such shares on the Nasdaq Stock Market on the date prior to the date of grant.

In addition, Mr. Ettenberg received $35,000 in compensation associated with consulting services provided to On Assignment during 2004. Information regarding this arrangement is contained under “Certain Relationships and Related Transactions”.

Report of the Audit Committee

The Audit Committee of the Board consists of Ms. Hopp, who serves as chairperson, Mr. Holman and Mr. Jones. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent accountants, nor can the Audit Committee certify that the independent accountants are “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with management and the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

Fees Paid To Independent Accountants

The following table sets forth fees for professional services provided by Deloitte & Touche LLP for the audit of On Assignment’s financial statements for fiscal years 2004 and 2003 and fees billed for audit-related services, Sarbanes-Oxley services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal years 2004 and 2003:

	2004	2003
Audit Fees(1)	$427,475	$325,000
Sarbanes(2)	$579,000	N/A
Audit-Related Fees(3)	N/A	$2,000
Tax Fees(4)	$12,189	$1,200
All other fees(5)	$55,701	N/A

(1)          Represents aggregate fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)          Represents fees paid in connection with the audit of internal controls pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(3)          For 2003, the amount in the table above represents fees incurred in connection with a review of our financial statements for purposes of registration statements filed for our Restated 1987 Stock Option Plan.

(4)          Represents fees for services provided in connection with On Assignment’s tax return reviews.

(5)          Represents fees for services provided to On Assignment not otherwise included in the categories seen above. None of these fees were for services related to the design or implementation of financial information systems. In 2004, $53,001 of these fees were related to a transfer pricing study in Europe.

Pre-approval of Non-Audit Services

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit-related, tax and other services specifically described by the Audit Committee on an annual basis. The Audit Committee may pre-approve engagements for permitted services by resolution, provided such pre-approval resolution specifies the type of service permitted, the maximum fees payable and such other limitations and requirements as the Audit Committee may deem appropriate.

The Audit and Non-Audit Services Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Authority delegated to such person or persons shall specify (i) the types of services permitted that may be pre-approved; (ii) any limitations on such authority; and (iii) the term of such authority, which shall in no event exceed one year. Such person or persons acting upon delegation of authority shall report to the full Audit Committee the nature and cost of such services at the next Audit Committee meeting following such approval.

Filing of Audited Financial Statements with Annual Report for 2004

The Audit Committee reviewed and discussed On Assignment’s audited Consolidated Financial Statements for the fiscal year ended December 31, 2004, with management. The Audit Committee also discussed with Deloitte & Touche LLP, On Assignment’s independent accountants, the accountant’s responsibilities, any significant issues arising during the audit and other matters required to be discussed by SAS 61. The Audit Committee received the written disclosures and letter from On Assignment’s independent accountants required by Independence Standards Board Standard No. 1 and has discussed with On Assignment’s accountants its independence. Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that On Assignment’s Consolidated Financial Statements for the fiscal year ended December 31, 2004, be included in its Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted,
Teresa A. Hopp, Chairperson
Jonathan S. Holman
Jeremy M. Jones

Proposal Two—Ratification of Appointment of Independent Accountants

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as independent accountants to audit On Assignment’s consolidated financial statements for the fiscal year ending December 31, 2005, and is asking stockholders to ratify this appointment at the Annual Meeting.

Deloitte & Touche LLP has audited our consolidated financial statements annually since 1986. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Information regarding fees billed by Deloitte & Touche LLP for the years ended December 31, 2004 and 2003 is set forth in the Report of the Audit Committee.

Our bylaws do not require that stockholders ratify the appointment of our independent accountants. We are seeking ratification because we believe it is a matter of good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may ultimately determine to retain Deloitte & Touche LLP as our independent accountants. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of On Assignment and its stockholders.

Approval of Proposal Two

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent accountants for the current year. Unless a contrary choice is specified, shares represented by proxies will be voted “FOR” ratification of the appointment.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2005, the beneficial ownership of On Assignment’s common stock for the following persons:

•       all stockholders known by us to beneficially own more than 5% of our common stock;

•       each of our directors;

•       each of our Named Executive Officers, as identified; and

•       all of our directors and Named Executive Officers as a group.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the Securities and Exchange Commission.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within sixty (60) days of the date that information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of April 1, 2005, there were 25,322,841 shares of On Assignment common stock outstanding. The address of each person listed is in care of On Assignment, 26651 West Agoura Road, Calabasas, California 91302, unless otherwise set forth below such person’s name.

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares
FMR Corp.(3)	2,673,806	0	10.6%
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors(4)	1,499,925	0	5.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Delta Partners LLP(5)	1,430,232	0	5.6%
One International Place, Suite 2401
Boston, MA 02110
William E. Brock	0	91,800	*
Elliott Ettenberg	2,500	45,000	*
Jonathan S. Holman	14,000	42,000	*
Teresa A. Hopp	0	15,000	*
Jeremy M. Jones(6)	22,000	96,000	*
Peter T. Dameris	10,000	163,532	*
Joseph Peterson, M.D.(7)	28,527	269,268	1.2%
Michael J. Holtzman	11,963	64,579	*
Ronald W. Rudolph(8)	20,086	115,000	*
Shawn Mohr	2,500	81,225	*
Michael C. Payne	3,036	24,374	*
Michael T. Jones(9)	0	0	*
Michael A. Tatum(10)	0	0	*
All directors and executive officers as a group (13 persons)	114,612	1,122,390	4.3%

*                    Represents less than 1% of the shares outstanding.

(1)          Includes shares for which the named person:

•        has sole voting and investment power; and/or

•        has shared voting and investment power with a spouse or minor child.

                           Excludes shares that may be acquired through stock option or warrant exercises.

(2)          Shares that can be acquired upon the exercise of stock options within sixty (60) days after April 1, 2005.

(3)          Pursuant to an amended Schedule 13G dated February 14, 2005, FMR Corp. has sole power to dispose of 2,673,806 shares. Beneficial ownership is a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership interests of Fidelity Low Priced Stock Fund, a registered investment company, amounted to 2,529,006 shares.

(4)          Pursuant to an amended Schedule 13G dated February 9, 2005

(5)          Pursuant to an amended Schedule 13G dated February 10, 2005

(6)          Includes 22,000 shares held by a trust for which Mr. Jones serves as trustee.

(7)          Dr. Peterson’s resignation with On Assignment was effective on September 27, 2004.

(8)          Mr. Rudolph’s retirement with On Assignment was effective on January 31, 2005.

(9)          Mr. Jones’ employment with On Assignment terminated on September 7, 2004.

(10)   Mr. Tatum’s employment with On Assignment terminated on April 23, 2004.

Stock Performance Graph

The following graph compares the performance of On Assignment’s common stock price during the period December 31, 1999 to December 31, 2004 with the composite prices of companies listed on the Nasdaq Stock Market and of companies included in the SIC Code No. 736—Personnel Supply Services Companies Index. The companies listed in the SIC Code No. 736 include peer companies in the same industry or line of business as On Assignment.

The graph depicts the results of investing $100 in On Assignment’s common stock, the Nasdaq Stock Market composite index and an index of the companies listed in the SIC Code No. 736 on December 31, 1999, and assumes that dividends were reinvested during the period.

The comparisons shown in the graph below are based upon historical data, and we caution stockholders that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, potential future performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG ON ASSIGNMENT, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JAN. 01, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

	Fiscal Year Ending
	1999	2000	2001	2002	2003	2004
On Assignment, Inc.	$100.00	$190.80	$153.77	$57.04	$34.88	$34.74
SIC Code No. 736 Index—Personnel Supply Services Company Index	$100.00	$85.44	$78.89	$57.02	$88.86	$86.82
Nasdaq Stock Market Index	$100.00	$62.85	$50.10	$34.95	$52.55	$56.97

Executive Compensation and Related Information

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for the establishment, approval and oversight of the total compensation awarded to On Assignment’s executive officers. It also administers On Assignment’s Amended and Restated 1987 Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee determines compensation, including base salary and individual bonus programs for executive officers each fiscal year. The Compensation Committee is also responsible for reviewing and approving On Assignment’s employment and other compensatory agreements with its executive officers.

The Compensation Committee meets in executive session without management present as part of its regularly scheduled meetings. During 2004, the following individuals served on the Compensation Committee:  Senator Brock, Mr. Jones and Mr. Holman, who served as chairman. None of these individuals is, or has been, an officer or employee of On Assignment.

Compensation Philosophy

The Compensation Committee seeks to attract, motivate and retain key talent needed to enable On Assignment to operate successfully in a competitive environment. Its fundamental policy is to offer On Assignment’s executive officers competitive compensation opportunities based upon their personal performance, the financial performance of On Assignment and each executive officer’s contributions to On Assignment’s performance. One of the Compensation Committee’s objectives is to make a substantial portion of each executive officer’s compensation contingent upon On Assignment’s performance as well as upon his or her own level of performance.

The Compensation Committee also recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives to seek to further motivate such individuals or retain their services. On Assignment’s agreements with executive officers are described under the heading “Employment Contracts and Change in Control Arrangements” elsewhere in this Proxy Statement.

The Compensation Committee periodically reviews the effectiveness and competitiveness of On Assignment’s executive compensation structure with the assistance of an independent consultant and by conducting informal salary surveys. In 2002, the Compensation Committee conducted an executive compensation survey of approximately 114 public companies that were similar in size to On Assignment. In 2003, the Compensation Committee engaged F.W. Cook, an independent consultant, to provide research information regarding executive compensation of peer companies. F.W. Cook identified a group of approximately 8 to 10 peer companies based on market capitalization, geographic location, performance and similarity in lines of business.

Compensation Program

The key elements of executive compensation are base salary, annual performance incentive compensation and long-term equity-based incentive grants. Generally, as an executive officer’s level of responsibility increases, the Compensation Committee seeks to have a greater portion of the executive’s total compensation depend upon On Assignment’s performance and stock price appreciation rather than just base salary. Several of the more important factors that were considered in establishing the components of each executive officer’s compensation package for the 2004 fiscal year are summarized below. The Compensation Committee strives to provide a level of executive compensation that is at the median level in relation to similar size companies.

Base Salary

On Assignment’s executive officers receive base salaries that are determined based on their responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination are individual performance, the success of the business division in the individual’s area of responsibility, competitiveness with salary levels of similarly sized companies, internal compensation comparability standards and On Assignment’s ability to pay an appropriate and competitive salary. The amount and timing of an increase in base compensation depends upon, among other things, the individual’s performance, and the time interval and any added responsibilities since the last salary increase. The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management.

Annual Incentive Compensation

Executive officers are eligible for annual performance-based incentive compensation payable in cash and tied to On Assignment’s achievement of performance goals, which typically include components related to revenues and profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. During the first quarter of each fiscal year, the Compensation Committee establishes corporate performance targets and corresponding incentive compensation, which typically is calculated as a percentage of the individual’s base salary, with more senior executives eligible for higher percentages. In recent years, this incentive bonus has consisted of two components:  a “target bonus” for the achievement of the objectives the Compensation Committee established at the beginning of the year and an additional bonus up to a pre-set level if an executive surpasses the set objectives. The Compensation Committee may award additional or substitute incentive compensation at its discretion based on individual performance during the applicable fiscal year.

Long-Term Incentive Compensation

The Compensation Committee periodically approves grants of stock options to On Assignment’s executive officers under the Amended and Restated 1987 Stock Option Plan. These grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage On Assignment from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of common stock at a fixed price per share, typically the market price prior to the grant date, over a specified period of time of up to 10 years. As a result, stock option grants provide a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set to achieve a potential percentage ownership stake that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position. Stock option grants also take into account the individual’s potential for future responsibility over the option term, the individual’s personal performance in recent periods and the individual’s current holdings of On Assignment’s stock and options.

Executive Compensation for 2004

Compensation paid to executive officers for 2004 consisted primarily of base salary and long-term incentive compensation consisting of stock option grants. Annual performance-based incentive compensation was not a substantial portion of the executive officers’ total compensation due to the fact that the company had not returned to profitability and performance targets not being reached. Options were granted to select executive officers in March 2004 and December 2004 consistent with the long-term incentive compensation policy. In March 2004, based on information from its independent consultant, the Compensation Committee approved certain one-time grants to senior executives in order to position

On Assignment’s long-term incentive program to be competitive with those of its peers. These included grants to senior executives for options to purchase an aggregate of 660,000 shares of common stock.

Chief Executive Officer Compensation

Dr. Peterson’s 2004 compensation was determined based on the same basic factors as described above for other executive officers, including On Assignment’s results of operations, as well as the terms of his June 2001 employment letter agreement, as it had been amended, and the terms of a Severance Agreement with On Assignment, dated as of June 2, 2003. In establishing Dr. Peterson’s base salary, incentive awards and stock awards for 2004, the Compensation Committee also considered information it obtained from its independent consultant. Based on all these factors, the Committee did not increase Dr. Peterson’s salary for fiscal 2004, but did grant him options in March 2004 to purchase 325,000 shares of common stock. Dr. Peterson resigned from his positions as Chief Executive Officer and President, and director of On Assignment effective September 27, 2004.

Upon Dr. Peterson’s resignation, Peter Dameris, who had joined On Assignment in November 3, 2003 as Executive Vice President and Chief Operating Officer was promoted to be the Chief Executive Officer (“CEO”) and President effective September 28, 2004. Upon Mr. Dameris’s appointment to CEO and President, the Compensation Committee increased his base salary to be commensurate with the salary established for Dr. Peterson for 2004. Mr. Dameris was also granted an option to purchase 50,000 shares of common stock, which brought the aggregate number of shares subject to options granted to Mr. Dameris in 2004 equal to 325,000 shares. His target bonus and additional bonus percentages also were each increased to 60% of his base salary. Mr. Dameris received a discretionary incentive bonus of $47,000 for 2004. In December 2004, Mr. Dameris entered into an executive change of control agreement with On Assignment. Mr. Dameris’s employment agreement and executive change of control agreement are described under the heading “Employment Contracts and Change in Control Arrangements.”

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code and applicable treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to our Chief Executive Officer or any of our four most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals, and the Compensation Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers. The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Respectfully submitted,

Jonathan S. Holman, Chairman

William E. Brock

Jeremy M. Jones

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board during fiscal year 2004 was composed of Senator Brock, Mr. Jones and Mr. Holman. No member of the Compensation Committee was an officer or employee of On Assignment or its subsidiaries during fiscal year 2004. There are no interlock relationships required to be reported under the rules of the Securities and Exchange Commission.

Summary of Cash and Other Compensation

The following table sets forth the compensation earned by (a) each person who served as our Chief Executive Officer during 2004, (b) the four most highly compensated executive officers in 2004, other than persons who served as Chief Executive Officer and (c) two other persons who would have been included among our most highly compensated executive officers in 2004, but were not serving as executive officers as of the end of 2004 (collectively, the “Named Executive Officers”), for services rendered in all capacities to On Assignment for each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
					Securities
				Other Annual	Underlying
Name and Principal Position(1)	Years	Salary	Bonus	Compensation	Options (#)
Peter T. Dameris(2)	2004	$346,000	$47,000	$208,445	325,000
President and	2003	$50,461	—	—	200,000
Chief Executive Officer
Joseph Peterson, M.D.(3)	2004	$416,923	—	$80,203	325,000
Former President and Chief	2003	$400,000	—	$53,916	250,000
Executive Officer	2002	$367,923	$91,000	$192,560	140,000
Michael J. Holtzman(4)	2004	$202,769	$38,000	5,053	130,000
Sr. Vice President and
Chief Financial Officer
Ronald W. Rudolph(5)	2004	$240,000	$25,000	$6,588	30,000
Former Executive Vice President,	2003	$240,000	—	$1,187	85,000
Finance and Chief Financial Officer	2002	$230,385	$30,000	$804	35,000
Shawn Mohr(6)	2004	$161,923	$42,000	289,134	310,000
President of the Healthcare
Division and Chief Sales Officer
Michael C. Payne(7)	2004	$200,000	$20,000	5,578	20,000
Senior Vice President Shared	2003	$123,846	—	178	50,000
Services & Chief Information Officer
Michael T. Jones(8)	2004	$271,700	—	$28,066	—
Senior Vice President,	2003	$240,000	—	$774	95,000
Healthcare Business Development	2002	$225,278	$47,700	$9,754	100,000
Michael A. Tatum(9)	2004	$265,230	—	1,838	—
Senior Vice President, Lab Support	2003	$240,000	—	$280	85,000
President of the Healthcare	2002	$196,615	$28,600	$109,209	50,000

(1)          Mr. Dameris became Chief Executive Officer effective as of September 28, 2004. Mr. Mohr became an executive officer in 2004. Mr. Tatum’s employment with On Assignment terminated on April 23, 2004, Mr. Jones’ employment with On Assignment terminated on September 7, 2004, Dr. Peterson’s resignation with On Assignment was effective on September 27, 2004 and Mr. Rudolph’s retirement became effective January 31, 2005. Mr. Holtzman was appointed Chief Financial Officer effective February 1, 2005.

(2)          Includes $202,865 for relocation fees and housing lease, $5,400 auto compensation and $180 for premium payments for group-term life insurance for Mr. Dameris in 2004.

(3)          Includes $53,729 in 2004 and 2003, and $60,279 in 2002 in monthly housing allowance payments pursuant to Dr. Peterson’s employment agreement, $21,820 in 2004 for relocation fees and $132,281 in 2002 consisting of relocation reimbursement pursuant to Dr. Peterson’s employment agreement, $131 in 2004 and $187 in 2003 for premium payments for group-term life insurance and $4,523 auto compensation for 2004.

(4)          Includes $4,800 in auto compensation and $253 in 2004 in premium payments for Mr. Holtzman’s group-term life insurance.

(5)          Includes $5,400 in auto compensation for 2004, $1,188 in 2004, $1,187 in 2003 and $804 in 2002 in premium payments for Mr. Rudolph’s group-term life insurance.

(6)          Includes $27,263 in 2004 for relocation fees, $259,708 in 2004 for consulting services prior to the commencement of his employment, $917 in 2004 in premium payments for Mr. Mohr’s group-term life insurance and $1,246 in auto compensation for 2004.

(7)          Includes $5,400 in auto compensation in 2004, $270 in 2004 and $178 in 2003 in premium payments for Mr. Payne’s group-term life insurance.

(8)          Includes $23,346 in 2004 for relocation fees, $4,154 in auto compensation in 2004, $566 in 2004 and $774 in 2003 in premium payments for group-term life insurance, and for 2002, a $4,800 housing reimbursement pursuant to Mr. Jones’ employment agreement and $4,954 in airfare reimbursements.

(9)          Includes $109,202 for 2002 relocation reimbursement pursuant to Mr. Tatum’s employment agreement, $1,765 in auto compensation for 2004 and, $73 in 2004, $280 in 2003 and $7 in 2002 for premium payments for group-term life insurance.

Stock Option Grants

The following table provides information with respect to the stock option grants made during the 2004 fiscal year under the Restated 1987 Stock Plan to the Named Executive Officers. Options exercisable for 1,886,125 shares of our common stock were granted to employees in 2004. Each stock option permits the employee, for a period of up to ten years, to purchase one share of common stock from On Assignment at the last closing market price preceding the date of grant.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	(#)(1)	Fiscal Year	($/sh)	Date	5%($)	10%($)
Peter Dameris	275,000	14.6%	$5.11	3/23/2014	$883,754	$2,239,607
	50,000	2.7%	$4.45	9/27/2014	$139,929	$354,608
Joseph Peterson, M.D.	325,000	17.2%	$5.11	3/23/2014	$1,044,437	$2,646,808
Michael J. Holtzman	30,000	1.6%	$5.11	3/23/2014	$96,410	$244,321
	100,000	5.3%	$4.96	12/10/2014	$311,932	$790,496
Ronald W. Rudolph	30,000	1.6%	$5.11	3/23/2014	$96,410	$244,321
Shawn Mohr	40,000	2.1%	$6.52	1/13/2014	$164,016	$415,648
	110,000	5.8%	$6.00	4/14/2014	$415,070	$1,051,870
	160,000	8.5%	$4.65	8/9/2014	$467,898	$1,185,744
Michael Payne	20,000	1.1%	$4.96	12/10/2014	$62,386	$158,099
Michael T. Jones	—	—	—	—	—	—
Michael A. Tatum	—	—	—	—	—	—

(1)          To the extent not already exercisable, options generally become exercisable upon a change in control unless the option is assumed or replaced with a comparable option by the surviving entity. In the alternative, the Board may elect to cancel all outstanding options and pay to each holder thereof an amount in cash or securities having a value equal to the number of shares subject to such holder’s option, multiplied by the amount by which the price per share paid to holders of common stock in the transaction exceeds holder’s option exercise price.

(2)          The 5% and 10% assumed stock price appreciation rates are assumptions specified by the Securities and Exchange Commission regulations and are not predictions of On Assignment. The potential realizable value is calculated based on the 10-year option term and is calculated by taking the difference between the exercise price and the appreciated price on the last day of the option term, assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is sold on the last day of its term. The real value of the options in this table will depend on the actual performance of On Assignment’s common stock during the applicable period and on the date the options are exercised.

Option Exercises and Holdings

The table below sets forth information concerning the exercise of options during the 2004 fiscal year and unexercised options held as of the end of such year by the Named Executive Officers. No stock appreciation rights were issued or exercised during the 2004 fiscal year.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter T. Dameris	—	—	108,845	416,155	$6,435	$52,565
Joseph Peterson, M.D.	—	—	269,268	—	$10,292	—
Michael J. Holtzman	—	—	42,706	167,294	$450	$24,950
Ronald W. Rudolph	—	—	222,502	13,125	$2,400	—
Shawn Mohr	—	—	—	310,000	—	$86,400
Michael C. Payne	—	—	17,083	52,917	$3,833	$9,967
Michael T. Jones	—	—	—	—	—	—
Michael A. Tatum	—	—	—	—	—	—

(1)          The values are based on a $5.19 per share closing price of On Assignment’s common stock on December 31, 2004, less the exercise price of the option.

Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2004 for (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders:

(1)   the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)   the weighted-average exercise price of such outstanding options, warrants and rights; and

(3)   other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	3,247,456	$8.61	1,015,924
Equity compensation plans not approved by stockholders(2)	236,238	$6.82	—
Total	3,483,694	$8.49	1,015,924

(1)          Includes shares issuable upon exercise of stock options granted under On Assignment’s Restated 1987 Stock Option Plan prior to June 20, 2002 and shares available for issuance subsequent to stockholder approval of the amendment of restatement of such plan on June 17, 2003.

(2)          Includes shares issuable upon exercise of stock options granted under On Assignment’s Restated 1987 Stock Option Plan on or subsequent to June 20, 2002 and prior to June 17, 2003. The Restated 1987

Stock Option Plan is treated as a compensation plan not approved by stockholders for the period commencing June 20, 2002 until the amendment and restatement of the Restated 1987 Stock Option Plan approved by stockholders at the June 17, 2003 Annual Meeting of Stockholders.

Restated 1987 Stock Option Plan

Under its Restated 1987 Stock Option Plan, On Assignment may grant employees, contractors and non-employee members of the Board incentive or non-qualified stock options to purchase shares of its common stock and stock appreciation rights. On June 17, 2003, stockholders approved an amendment and restatement of the Restated Plan, which among other things, increased the number of shares of common stock reserved for issuance under the Restated Plan from 10,000,000 shares to 11,000,000 shares. The amendment and restatement of the Restated Plan also provided for additional award features including stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards. These modifications approved by stockholders were intended to give the Compensation Committee enhanced flexibility in award grants.

The Restated Plan is administered by the Compensation Committee of the Board and shall terminate on April 18, 2013. The Compensation Committee may select the participants to receive awards, determine the types of awards and terms and conditions of awards and interpret the provisions of the Restated Plan. With regard to stock options, the Compensation Committee determines grant recipients, option prices, option amounts, grant dates and vesting. The option prices of non-qualified option grants may not be less than 85 percent of the fair market value of the stock at the time the option is granted, and the exercise price of incentive stock options must be set at fair market value. Stock options have a maximum term of ten years measured from the grant date. No person may receive options exercisable for more than 500,000 shares in any calendar year. Incentive options are not transferable other than by will or under the laws of descent and distribution. Non-qualified options, except as otherwise provided in an option grant agreement or in a domestic relations court order, are not transferable other than by will or under the laws of descent and distribution. Options may only be exercised during the holder’s lifetime, only by him or her. The Board may terminate or amend the Restated Plan at any time and for any reason. Any amendment shall be contingent upon stockholder approval to the extent stated by the Board, required by law or required by applicable stock exchange listing requirements.

Certain change of control transactions involving On Assignment, such as a sale transaction, may cause awards granted under the Restated Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was adopted by the Board on June 22, 1992 and approved by On Assignment’s stockholders on September 4, 1992. On June 18, 2002, the Board extended the term of the Employee Stock Purchase Plan until August 31, 2022. The Compensation Committee of the Board serves as administrator of the Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, 800,000 shares of common stock are reserved for issuance. The Employee Stock Purchase Plan allows eligible employees who have completed the requisite service period to purchase On Assignment common stock through payroll deductions, at 85 percent of the lower of the market price on the first day or the last day of the semi-annual purchase period. Purchase periods begin on the first trading day of March and September and end on the last trading day of August and February. Eligible employees may contribute intervals of one percent of their base earnings toward the purchase of the stock subject to certain IRS limitations. No individual may purchase more than $25,000 worth of common stock under the Employee Stock Purchase Plan in any calendar year and individual purchases during any purchase period may not exceed 2,000 shares, or such lesser amount set by the administrator. The Employee Stock Purchase Plan will terminate if there are no longer shares available thereunder. On Assignment may also terminate the

Employee Stock Purchase Plan at any time, provided such termination will not affect outstanding purchase rights without participant consent.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified plan that provides benefits to key executives and directors. The Deferred Compensation Plan became effective January 1, 1998. On Assignment credits the account of each participant in the Deferred Compensation Plan in the amount elected by the participant. The Deferred Compensation Plan permits employees and directors determined to be eligible by the Compensation Committee to annually elect to defer up to 100 percent of their base salary, annual bonus, stock option gain or director fees on a pre-tax basis and earn tax-deferred income on these amounts. Distributions from the Deferred Compensation Plan are made at retirement, death or termination of employment, in a lump sum or over five, ten or fifteen years.

Employment Contracts and Change in Control Arrangements

Joseph Peterson, M.D.

Pursuant to the terms of an employment letter agreement dated June 18, 2001, as amended, Dr. Peterson served as President and Chief Executive Officer of On Assignment until September 27, 2004. Dr. Peterson’s annual base salary of $400,000, and incentive compensation of up to 60% of his base salary were determined by the Compensation Committee. Dr. Peterson’s agreement entitled him to receive reimbursement or direct payment of reasonable and customary moving costs, temporary accommodations for a period of 60 days and certain closing costs in connection with the sale of his Virginia residence. Dr. Peterson is entitled to receive a monthly housing allowance representing the mortgage interest expense on the lesser of the differential between the purchase price of a California residence and the selling price of his Virginia residence or $850,000. The monthly housing allowance shall terminate on the earlier of October 31, 2006 or termination of his employment. Dr. Peterson’s agreement entitled him to receive an option for 200,000 shares of common stock upon the commencement of his employment.

In connection with the resignation of Dr. Joseph A. Peterson, On Assignment and Dr. Peterson entered into a Separation Agreement and Full Release of Claims dated as of September 27, 2004. The Separation Agreement provides for the continuation of Dr. Peterson’s salary and specified benefits through April 30, 2006, subject to the conditions set forth in the Separation Agreement. For example, such salary and benefits will be discontinued prior to April 30, 2006, in the event Dr. Peterson becomes employed by a third party. The Separation Agreement and Full Release of Claims also provides for the termination of certain stock options held by Dr. Peterson, and the acceleration of the vesting of (and extension of the time to exercise) a portion of other stock options held by Dr. Peterson. The Separation Agreement and Full Release of Claims includes a release by each of On Assignment and Dr. Peterson of claims that either party may have against the other in respect of Dr. Peterson’s employment or the termination of such employment, as well as covenants relating to non-solicitation of employees by Dr. Peterson, protection of On Assignment’s proprietary and confidential information, non-disparagement by the parties and other matters. A copy of the Separation Agreement and Full Release of Claims was filed as an exhibit to On Assignment’s quarterly report on Form 10-Q for the quarter ending September 30, 2004.

Peter T. Dameris

Pursuant to the terms of an October 27, 2003 employment agreement, Mr. Dameris served as Chief Operating Officer and Executive Vice President of On Assignment. Under his agreement, Mr. Dameris is entitled to a minimum annual base salary of $328,000 and incentive compensation of up to 100% of his annual base salary. As of September 28, 2004, Mr. Dameris was appointed to succeed Dr. Peterson as Chief Executive Officer and President of On Assignment. In connection with this appointment,

Mr. Dameris’s minimum base salary was increased to $400,000; all other material terms of his employment agreement remained unchanged. Incentive compensation will be based upon On Assignment attaining certain Compensation Committee approved budgetary metrics and other objectives, including a combination of targets for revenue and EBITDA. Under the agreement Mr. Dameris is entitled to reimbursement or direct payment of reasonable and customary expenses associated with his relocation, including travel, closing and moving costs. Mr. Dameris’ agreement entitled him to receive an option for 200,000 shares of common stock upon the commencement of his employment.

Mr. Dameris is an “at will” employee and may be terminated by On Assignment at any time for any reason, with or without cause. Upon termination of Mr. Dameris’ employment by On Assignment without cause (as such term is defined in the agreement) or by Mr. Dameris with good reason (as such term is defined in the agreement), he will receive regular monthly or bi-weekly salary payments of his annual base salary for a period of eighteen months commencing on the effective date of the termination. In the event of a change of control, this eighteen-month provision would terminate and be replaced by the terms of the Executive Change in Control Agreement described below.

Shawn Mohr

Pursuant to the terms of an April 14, 2004 employment agreement, Mr. Mohr serves as Chief Sales Officer and President of the Healthcare Staffing Division of On Assignment. Under his agreement, Mr. Mohr is entitled to a minimum annual base salary of $230,000 and incentive compensation of up to 100% of his annual base salary. Mr. Mohr’s base salary was increased to $260,000 effective August 9, 2004. Mr. Mohr’s agreement entitled him to receive an option to purchase 110,000 shares of common stock.

Mr. Mohr is an “at will” employee and may be terminated by On Assignment at any time for any reason, with or without cause. Upon termination of Mr. Mohr’s employment by On Assignment without cause (as such term is defined in the agreement) or by Mr. Mohr with good reason (as such term is defined in the agreement), he will receive regular monthly or bi-weekly salary payments of his annual base salary for a period of twelve months commencing on the effective date of the termination.

Ron Rudolph

In connection with the retirement of Ronald W. Rudolph, On Assignment and Mr. Rudolph entered into an Executive Agreement and a Consulting Agreement, each dated as of December 31, 2004. The Executive Agreement provides for the continuation of Mr. Rudolph’s salary and specified benefits through January 31, 2006, as well as the termination of certain stock options held by Mr. Rudolph and the acceleration of the vesting of a portion of other stock options held by him. The Executive Agreement also includes a release by each of On Assignment and Mr. Rudolph of claims that either party may have against the other in respect of Mr. Rudolph’s employment with or retirement from the company.

Beginning February 1, 2005, On Assignment engaged Mr. Rudolph as a consultant, on the terms set forth in the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Rudolph will provide to On Assignment consulting services related to investor relations, capital markets, strategic initiatives, accounting issues and related matters on a part-time basis. The Consulting Agreement is for a one-year term and may be extended for additional one-year increments upon mutual agreement of the parties. On Assignment will pay Mr. Rudolph an annual sum of $100,000, paid in monthly installments, for the consulting services, and reimburse Mr. Rudolph for certain business-related expenses. The Consulting Agreement includes covenants related to non-solicitation of employees by Mr. Rudolph, protection of On Assignment’s proprietary and confidential information, non-competition during the term of the Consulting Agreement and other matters. In the event Mr. Rudolph becomes employed by a third party on a full-time basis, On Assignment has a right to terminate the Consulting Agreement. Copies of the Executive Agreement and the Consulting Agreement were filed as exhibits to On Assignment’s Form 10-K for the year ended December 31, 2004.

Change in Control Severance Plan

In 1998, the Board adopted the On Assignment, Inc. Change in Control Severance Plan (“Severance Plan”) to provide severance benefits for officers and other eligible employees who were involuntarily terminated within 18 months of a change in control transaction. The Severance Plan was amended on August 8, 2004 with an effective date of February 12, 2004. Upon involuntary termination within 18 months of a change in control transaction, an eligible employee will be entitled to receive a lump sum payment equaling a percentage of their salary and target bonus plus benefits continuation, such amount to be determined based upon title and years of service. Upon a termination of employment following a change in control, our Chief Executive Officer would receive 300 percent of salary and target bonus, our Chief Financial Officer would receive 250 percent of salary and target bonus, senior vice presidents and presidents of a division of the Company would receive 200 percent of salary and target bonus, and other employees would receive lesser amounts. Payments under the Severance Plan are subject to additional “Gross-Up” payments to cover any excise tax that may be imposed.

Involuntary termination is defined in the Severance Plan to include a termination by On Assignment or a successor entity without cause or a voluntary termination by the employee following (a) a reduction in annual base pay or target bonus; (b) a relocation in the employee’s place of employment of more than 35 miles; or (c) in the case of an executive officer or vice president, a change in the employee’s position that materially reduces his or her level of responsibility or authority.

Change in control is defined under the Severance Plan to include (a) a merger or consolidation in which On Assignment is not the surviving entity; (b) the sale, transfer or other disposition of all of substantially all of On Assignment’s assets; (c) any reverse merger in which On Assignment is the surviving entity, but in which 50% or more of its outstanding voting stock is transferred to holders different from those stockholders immediately prior to such merger; (d) the acquisition by any person directly or indirectly of 50% or more voting power; or (e) a change, during any period of two consecutive years following December 31, 2004, of a majority of the individuals who comprise the Board of On Assignment, subject to specified conditions and exceptions.

Change of Control Agreements

On December 31, 2004, On Assignment entered into an Executive Change of Control Agreement with each of Peter T. Dameris and Michael J. Holtzman. The Executive Change of Control Agreement provides each of these executives with severance payments and certain benefits in the event of his Involuntary Termination following a Change of Control (as such capitalized terms are defined in the Executive Change of Control Agreement).

As a result of entering into the Change of Control Agreements, Messrs. Dameris and Holtzman will not be eligible to participate in the Severance Plan, which is applicable to most of On Assignment’s employees. The severance and benefits payable pursuant to the Change of Control Agreements are substantially the same as the severance and benefits that would have been payable to the executives under the Severance Plan. Also pursuant to the Executive Change of Control Agreements, immediately prior to a Change of Control, all stock options and other equity awards then held by the executive will become fully vested and exercisable.

A “Change of Control” will be deemed to have occurred, consistent with the Severance Plan, upon the consummation of any of the following transactions: (a) a merger or consolidation in which On Assignment is not the surviving entity, except for a transaction the principal purpose of which is to change the state of On Assignment’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of On Assignment’s outstanding voting stock prior to such transaction; (b) the sale, transfer or other disposition of all or substantially all of the assets of On Assignment; (c) a reverse merger in which On Assignment is the surviving entity, but in which 50% or more of On Assignment’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; (d) the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of On Assignment’s capital stock; or (e) a change, during any period of two consecutive years following December 31, 2004, of a majority of the individuals who comprise the Board of On Assignment, subject to specified conditions and exceptions.

An “Involuntary Termination” will be deemed to have occurred, consistent with the Severance Plan, if the executive’s employment with On Assignment, or its successor following the Change of Control, is terminated by any of the following, subject to specified conditions: (a) his involuntary discharge or dismissal other than for Cause (as defined in the Executive Change of Control Agreement), (b) his resignation as a result of the company’s failure to pay him compensatory amounts owed to him or his involuntary relocation from the corporate headquarters’ metropolitan area, (c) his resignation following a reduction in his base salary or target bonus or a material reduction in his benefits, or (d) his resignation following a change in his position with the company that materially reduces his level of responsibility or authority. The executive’s resignation for any reason or for no reason during the period commencing on the date that is six months after the date of a Change of Control and ending ten business days thereafter also would be deemed to be an “Involuntary Termination” for purposes of his Executive Change of Control Agreement.

In the event of an Involuntary Termination following a Change of Control, the executive will be entitled to receive (a) all then accrued compensation and a pro-rata portion of his target bonus for the year in which the termination is effected, (b) a multiple of the executive’s then current base salary plus target bonus for the year in which the termination is effected, (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) continued contributions to the company’s retirement plans for 18 months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services. The multiple for subpart (b) above is 3.0 for Mr. Dameris and 2.5 for Mr. Holtzman.

Certain Relationships and Related Transactions

Elliott Ettenberg is a director of On Assignment and is the chief executive officer (and sole stockholder) of Ettenberg & Company, Inc., a consulting firm. Pursuant to the terms of a consulting agreement dated September 27, 2002, Ettenberg & Company received a $5,000 per month consulting fee, plus approved out-of-pocket expenses, for marketing strategy services. Ettenberg & Company earned total consulting fees of $35,000 in 2004 related to these services and additional strategic planning advice provided to On Assignment. The consulting agreement was terminated in August 2004.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires each of our directors and officers and each beneficial owner of more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of beneficial ownership and subsequent reports regarding changes in such ownership.

Based on our records and other information, we believe that each person who was subject to Section 16(a) during fiscal year 2004 filed on a timely basis all such reports required for the year except that Jeremy Jones, On Assignment’s Chairman of the Board, was late in reporting a sale transaction occurring on December 1, 2004, which was reported on a Form 4 on December 21, 2004.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Annual Report to Stockholders and Form 10-K

A copy of On Assignment’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

On Assignment filed its Annual Report on Form 10-K with the Securities and Exchange Commission on March 16, 2005. A copy of this report for the year ended December 31, 2004, is included in On Assignment’s Annual Report to Stockholders which has been mailed with this Proxy Statement. Stockholders may obtain an additional copy of this report, without charge, by writing to the Investor Relations Department at On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by On Assignment under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” “Report of the Audit Committee” and “Stock Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Proposals by Stockholders

Proposals that stockholders intend to present at the 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, must be received at On Assignment’s principal executive offices in Calabasas, California no later than December 31, 2005, for inclusion in the proxy material for that meeting. Pursuant to On Assignment’s bylaws, proposals submitted other than pursuant to Rule 14a-8, including nominations to the Board, must be received by the Secretary not less than thirty days nor more than sixty days prior to the date of the meeting. Stockholder notices should be delivered to the Secretary at On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302.

Miscellaneous

The cost of soliciting proxies on behalf of the Board will be borne by On Assignment. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of On Assignment and its subsidiaries may solicit proxies by telephone, telegram, electronic mail or personal interview without additional remuneration for such activity. On Assignment intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Stockholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By Order of the Board of Directors,

Michael J. Holtzman
Secretary
April 29, 2005
Calabasas, California

ON ASSIGNMENT, INC.

 DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE

1. To elect the Board’s nominees, Peter T. Dameris and Jonathan S. Holman, to serve as directors until the 2008 Annual Meeting of Stockholders or until their successors are elected and qualified:
ELECTION OF DIRECTORS		☐FOR	☐WITHHOLD AUTHORITY TO VOTE

Nominees: 01 Peter T. Dameris and 02 Jonathan S. Holman
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Withhold Authority to Vote” box and write that nominee’s name and number on the space provided below.)
EXCEPTIONS
2. To ratify the appointment of Deloitte & Touche LLP to serve as independent accountants for the fiscal year ending December 31, 2005.

If you wish to vote in accordance with the recommendation of the Board of Directors, all you need to do is sign and return this proxy card. The proxy holder(s) cannot vote your shares unless you sign and return the proxy card.

Please sign exactly as your name(s) is (are) shown on the stock certificate to which the proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

☐FOR	☐AGAINST	☐ABSTAIN

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

			Dated:	, 2005

Signature

Signature if held jointly

 DETACH PROXY CARD HERE

PROXY

ON ASSIGNMENT, INC.
26651 West Agoura Road, Calabasas, California 91302
This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be held Thursday, June 9, 2005

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement and appoints Peter T. Dameris and Michael J. Holtzman and each of them, as proxy of the undersigned, with full power of substitution, to vote all shares of common stock of On Assignment, Inc. (the “Company”) held of record by the undersigned on April 14, 2005, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 9, 2005, and at any adjournments thereof, with the same force and effect as the undersigned might or could do if personally present thereat. This proxy may be revoked at any time before it is voted by delivering to the Company’s Corporate Secretary either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED “FOR” PROPOSALS ONE AND TWO, UNLESS CONTRARY DIRECTIONS ARE GIVEN, AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

(Continued, and to be marked, dated and signed, on the other side)